January 5, 2009	CONTACT:
Elizabeth Wilkinson Phone: 281-408-1329

EAGLE ROCK ENERGY PARTNERS, L.P. ANNOUNCES APPOINTMENT OF JEFF WOOD AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

HOUSTON – Eagle Rock Energy Partners, L.P. (NASDAQGS: EROC) (“Eagle Rock” or “the Partnership”) today announced the appointment of Mr. Jeffrey P. Wood to the position of senior vice president and chief financial officer, effective January 5, 2009. Mr. Wood will replace Mr. Alfredo Garcia, who has been serving as interim chief financial officer since August 16, 2008. Mr. Garcia will continue to serve the Partnership in the capacity of senior vice president, corporate development.

"We are extremely pleased with the addition of Jeff Wood to Eagle Rock’s management team,” said Joseph A. Mills, chairman and chief executive officer. "Jeff has extensive financial and capital markets experience with the necessary leadership skills to head our Accounting and Financial groups and help solve the challenges we face in this difficult economic environment. I am confident that Jeff will be a great asset as a member of the senior management team at Eagle Rock as we continue to deliver on our business plan of managing and expanding our midstream, upstream and minerals businesses."  Mills further stated “I want to thank Alfredo Garcia for his dedication, hard work and leadership while serving as interim chief financial officer.  With the addition of Jeff to the Eagle Rock team, Alfredo now will be able to refocus his efforts and duties as senior vice president, corporate development.”

Mr. Wood has been employed by Lehman Brothers Holdings, Inc (“Lehman Brothers”) since 2001, most recently as a senior vice president and portfolio manager in its private equity division.   In this capacity, Mr. Wood managed an energy investment fund focused on the Master Limited Partnership (MLP) sector.  Previously, he was a vice president with Lehman Brothers in its investment banking division where he provided strategic advisory and capital markets services with a focus on the energy sector and special emphasis on midstream companies and MLPs.  Prior to Lehman, he was a senior auditor at Price Waterhouse, LLP from 1993 to 1997.

Mr. Wood holds a Bachelor of Arts, Business Administration from Baylor University and a Master of Business Administration, Finance and Economics from the University of Chicago Booth School of Business.

Eagle Rock is a growth-oriented master limited partnership engaged in three businesses: a) midstream, which includes (i) gathering, compressing, treating, processing, transporting and selling natural gas, and (ii) fractionating and transporting natural gas liquids; b) upstream, which includes acquiring, exploiting, developing, and producing oil and natural gas properties; and c) minerals, which includes acquiring and managing fee mineral and royalty interests, either through direct ownership or through investment in other partnerships in properties located in multiple producing trends across the United States. Its corporate office is located in Houston, Texas.

This news release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause the partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements.
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